Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA • 92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070

Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS STRONG SECOND QUARTER RESULTS

•  Global THV Sales Grew 21%

•  Full Year 2014 Sales Growth Now Projected at the High End of 1-10% Range

•  2014 EPS Guidance Raised to $3.24 - $3.34 from $3.10

•  Litigation Settlement Included in Reported Results

IRVINE, Calif., July 29, 2014 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today reported net income for the quarter ended June 30, 2014 of $547.0 million, or $5.09 per diluted share, and non-GAAP net income of $94.0 million, or $0.88 per diluted share.  Net income for the same period a year earlier was $93.3 million, or $0.81 per diluted share, and non-GAAP net income was $96.7 million, or $0.84 per diluted share.

Net sales for the quarter ended June 30, 2014 increased 11.2 percent to $575.1 million compared to the same period last year.  Underlying1 sales grew 10.5 percent.  U.S. and international segment sales for the second quarter were $242.0 million and $333.1 million, respectively.

“While our litigation settlement provided a large financial gain this quarter, we are particularly pleased that our sales were better than expected across all product lines, which drove strong bottom line results,” said Michael A. Mussallem, chairman and CEO.  “Even as TAVR competition intensifies, with the increasing adoption of this therapy around the globe, we believe we are poised for continued strong sales growth in the second half of 2014.”

Sales Results

For the second quarter, the company reported sales of transcatheter heart valves (THV) of $219.7 million, a 20.6 percent growth rate over the second quarter last year.  On an underlying basis, THV sales grew 18.8 percent. These results were driven once again by strong sales outside the U.S., which grew by 45.1 percent, or 34.7 percent on an underlying basis due to strong growth in Europe and the SAPIEN XT launch in Japan.

“In Europe, adoption of transcatheter valve therapy continues to be quite strong and we believe we gained share with SAPIEN 3,” said Mussallem.  “Representing more than half of our European THV sales, SAPIEN 3 is being very well received by clinicians who appreciate its best-in-class low profile and paravalvular leak solution.

“The launch of SAPIEN XT in the U.S., which just got underway in June, enables treatment of an even broader group of patients, while helping to reinforce our leadership position in that growing region,” continued Mussallem. “Procedures with Edwards’ transcatheter valves in the U.S. increased sequentially, as well as compared to a year ago.”

Surgical Heart Valve Therapy product group sales for the quarter were $214.0 million. Sales increased 4.8 percent over the second quarter last year, or 4.3 percent on an underlying basis. Surgical heart valve sales growth was driven by growth across all regions and was partially offset by a small price decline due primarily to regional mix. Premium valves drove stronger growth in both mitral and aortic units.

Critical Care product group sales were $141.4 million for the quarter, representing an increase of 8.1 percent, or 8.5 percent on an underlying basis.  Growth was driven by a double digit increase in enhanced surgical recovery product sales, aided by the recent introduction of the ClearSight noninvasive monitoring system.

Additional Operating Results

For the quarter, Edwards’ gross profit margin was 73.7 percent, compared to 76.1 percent in the same period last year.  This reduction was driven principally by a negative impact from foreign exchange, as well as the smaller impact of the write-off of SAPIEN valves in the U.S. in connection with the company’s SAPIEN XT launch.

Selling, general and administrative expenses were $215.5 million for the quarter, or 37.5 percent of sales, compared to $186.6 million in the same period last year.  The largest component of the increase was transcatheter valve launch-related expenses.

Research and development investments for the quarter were $89.1 million, or 15.5 percent of sales, compared to $80.5 million in the prior year period.  Heart valve clinical studies continue to be one of the largest drivers of the 10.7 percent increase.

Free cash flow for the quarter was $762.0 million, which included proceeds from the recent litigation settlement. Free cash flow is defined as cash flow from operating activities of $778.0 million, less capital spending of $16.0 million.

Cash, cash equivalents and short-term investments totaled $1.48 billion at June 30, 2014.  Total debt was $598.0 million.

Six-Month Results

For the six months ended June 30, 2014, the company recorded net income of $607.3 million, or $5.63 per diluted share, compared to $237.2 million, or $2.05 per diluted share, for the same period in 2013.  Net income growth for the six months was 156.0 percent and diluted earnings per share increased 174.6 percent over last year, or 2.5 percent excluding special items in both periods.

Net sales for the first six months of 2014 increased 8.2 percent to $1.1 billion.  Sales growth was 9.2 percent on an underlying basis.

U.S. and international segment sales for the first six months of 2014 were $464.4 million and $633.1 million, respectively.

During the first six months of 2014, the company repurchased approximately 4.4 million shares of common stock for $300.6 million.

Adjustments to GAAP Results

During the quarter, the company recorded four adjustments that provided a $4.21 net benefit to its GAAP EPS, but which are excluded from its non-GAAP EPS:

•                  a special net pre-tax gain of $747.4 million related to the previously announced global litigation settlement,

•                  a special charge of $50.0 million for a contribution to the Edwards Lifesciences Foundation,

•                  a benefit of $6.2 million resulting from the release of tax reserves, and

•                  a $6.1 million reduction to pretax earnings related to the THV sales return reserve.

Share Repurchase Authorization

In July, the company’s board of directors authorized a new share repurchase program to acquire up to an additional $750 million of the company’s outstanding common shares.  This supplements the approximately $200 million remaining of its current share repurchase program, as of June 30, 2014.

Clinical Leader to Join Edwards

Edwards also announced today that it has appointed Dr. Martyn Thomas to the newly created position of vice president of medical affairs for transcatheter heart valves.  He is currently the clinical director of cardiovascular services at St. Thomas’ Hospital in London and a global leader in transcatheter heart valve research.

Outlook

The company now expects full year 2014 total sales at the high end of its previous $2.05 billion to $2.25 billion range.  The company also raised its guidance for full year 2014 diluted earnings per share, excluding special items, to a range of $3.24 to $3.34.  For the third quarter of 2014, the company projects total sales to be between $530 million and $570 million, and diluted earnings per share, excluding special items, to be between $0.66 and $0.72.

“As we reflect on our first half results, we are very pleased with the performance we have achieved across all of our product lines and believe our future remains bright,” said Mussallem.  “Overall, we are confident in our outlook for continued strong organic sales growth, reflecting our focused innovation strategy, and our commitment to helping patients.”

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring enabling them to save and enhance lives. Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its second quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13585946.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, information in the Outlook section, the company’s financial goals, and expectations for new product launches.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the launches of new products, competitive dynamics, the timing and extent of regulatory approvals, expanded indications and reimbursement levels for our products; the company’s success in developing new products, creating opportunities for its products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; economic developments in key markets; unexpected litigation results or expenses; and other risks detailed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013, which are available at edwards.com.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the company uses non-GAAP historical financial measures.  The company uses the term “underlying” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, as well as adjustments for discontinued and acquired products and sales reserves associated with THV product upgrades, and “excluding special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions, and for 2012 to include the tax benefit for the U.S. R&D tax credit, which was required to be recorded in 2013.  Those results that exclude the impact of foreign exchange and reflect “constant currency” are also non-GAAP financial measures. Guidance for sales and sales growth rates is provided on an “underlying” basis, and projections for diluted earnings per share are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items. Management does not consider the excluded items or adjustments as part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the company’s business.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.  The company is not able to provide a reconciliation of projected net income and projected earnings per share guidance, excluding special items, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

Edwards, Edwards Lifesciences, the stylized E logo, SAPIEN, SAPIEN XT, and SAPIEN 3 are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

1 “Underlying” amounts are non-GAAP items and in this press release exclude foreign exchange fluctuations and the THV sales return reserve. See the reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2014	2013	2014	2013

Net sales	$575.1	$517.2	$1,097.5	$1,013.9
Cost of sales	151.2	123.6	297.1	244.6

Gross profit	423.9	393.6	800.4	769.3

Selling, general and administrative expenses	215.5	186.6	412.7	369.0
Research and development expenses	89.1	80.5	174.9	160.3
Intellectual property litigation (income) expense, net	(747.4)	5.5	(741.9)	(72.6)
Special charges	50.0	—	57.5	—
Interest expense, net	3.1	0.4	6.6	0.2
Other expense, net	0.4	0.1	0.1	1.3

Income before provision for income taxes	813.2	120.5	890.5	311.1

Provision for income taxes	266.2	27.2	283.2	73.9

Net income	$547.0	$93.3	$607.3	$237.2

Earnings per share:
Basic	$5.18	$0.83	$5.72	$2.09
Diluted	$5.09	$0.81	$5.63	$2.05

Weighted-average common shares outstanding:
Basic	105.6	112.6	106.1	113.3
Diluted	107.4	114.7	107.9	115.6

Operating Statistics
As a percentage of net sales:
Gross profit	73.7%	76.1%	72.9%	75.9%
Selling, general and administrative expenses	37.5%	36.1%	37.6%	36.4%
Research and development expenses	15.5%	15.6%	15.9%	15.8%
Income before provision for income taxes	141.4%	23.3%	81.1%	30.7%
Net income	95.1%	18.0%	55.3%	23.4%

Effective tax rate	32.7%	22.6%	31.8%	23.8%

Note:  Effective January 1, 2014, the Company changed its method of accounting for certain intellectual property litigation expenses.  The Company has retrospectively adjusted the comparative financial statements of prior periods to apply this new method of accounting.  To make historical comparisons clearer, the Company has included a schedule on its website (see ir.edwards.com/results.cfm) detailing the impact of this change on its 2009-2013 Consolidated Balance Sheets and Statements of Operations.

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	June 30,	December 31,
	2014	2013
ASSETS

Current assets
Cash and cash equivalents	$498.6	$420.4
Short-term investments	985.5	516.5
Accounts and other receivables, net	327.5	328.0
Inventories, net	317.1	308.9
Deferred income taxes	42.8	33.4
Prepaid expenses	46.3	46.8
Other current assets	60.3	71.8
Total current assets	2,278.1	1,725.8

Long-term accounts receivable, net	7.6	7.3
Long-term investments	99.0	21.9
Property, plant and equipment, net	422.5	421.6
Goodwill	384.3	385.4
Other intangible assets, net	29.5	33.5
Deferred income taxes	69.9	79.0
Other assets	35.7	35.4

Total assets	$3,326.6	$2,709.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$540.5	$345.6

Long-term debt	598.0	593.1
Other long-term liabilities	273.2	226.8

Stockholders’ equity
Common stock	127.1	126.0
Additional paid-in capital	747.4	671.2
Retained earnings	2,638.1	2,030.8
Accumulated other comprehensive loss	(41.1)	(27.6)
Treasury stock, at cost	(1,556.6)	(1,256.0)
Total stockholders’ equity	1,914.9	1,544.4

Total liabilities and stockholders’ equity	$3,326.6	$2,709.9

Note:  Effective January 1, 2014, the Company changed its method of accounting for certain intellectual property litigation expenses.  The Company has retrospectively adjusted the comparative financial statements of prior periods to apply this new method of accounting.  To make historical comparisons clearer, the Company has included a schedule on its website (see ir.edwards.com/results.cfm) detailing the impact of this change on its 2009-2013 Consolidated Balance Sheets and Statements of Operations.

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures.   The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, as well as adjustments for discontinued and acquired products and sales reserves associated with transcatheter heart valve (“THV”) product upgrades, and “excluding special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions, and for 2012 to include the tax benefit for the U.S. Research and Development (“R&D”) tax credit, which was required to be included in 2013.  Those results that exclude the impact of foreign exchange and reflect “constant currency” are also non-GAAP financial measures.  Guidance for sales and sales growth rates is provided on an “underlying basis,” and projections for diluted earnings per share, net income and growth, gross profit margin, taxes and free cash flow are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items.  Management does not consider the excluded items or adjustments as part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company’s business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.  The Company is not able to provide a reconciliation of projected net income and growth, free cash flow, and projected earnings per share guidance, excluding special items, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Given the magnitude and unusual nature of these special items relative to the operating results for the periods presented, these items below have been excluded in non-GAAP net income and earnings per share.

THV Sales Return Reserve and Related Costs - In the first and second quarters of 2014, the Company recorded a sales return reserve and related costs, primarily related to inventory reserves, of $15.6 million and $6.1 million, respectively, related to estimated THV product returns expected upon introduction of next generation THV products.

Intellectual Property Litigation (Income) Expense, net - The Company incurred intellectual property litigation expenses of $5.5 million and $5.5 million in the first quarter of 2014 and 2013, respectively, and $2.6 million and $5.5 million in the second quarter of 2014 and 2013, respectively.  In addition, in the second quarter of 2014, the Company recorded a $750.0 million gain related to an agreement with Medtronic to settle all outstanding patent litigation.  In the first quarter of 2013, the Company recorded an $83.6 million gain related to the April 2010 jury award from Medtronic of damages for infringement of the U.S. Andersen transcatheter heart valve patent.

Special Charges - The Company recorded a $7.5 million special charge in the first quarter of 2014 to settle past and future obligations related to one of its intellectual property agreements.  The Company recorded a $50.0 million charge in the second quarter of 2014 for a charitable contribution to the Edwards Lifesciences Foundation.

Provision for Income Taxes -  During the second quarter of 2014, the Company recorded a $6.2 million tax benefit due to the remeasurement of its uncertain tax positions.  During the first quarter of 2013, the Company recorded an $8.4 million income tax benefit relating to the federal R&D tax credit that was extended in 2013 retroactive to the beginning of 2012.

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Segments and Product Group.”

Free Cash Flow - The Company defines free cash flow as cash flows from operating activites less capital expenditures.  During 2014, the Company also excluded the impacts of the payment from Medtronic for the litigation settlement and its contribution to the Edwards Lifesciences Foundation from its calculation of free cash flow.  During 2013, the Company excluded the impact of another payment from Medtronic related to litigation.  Management believes that excluding the impact of these items from its calculation of free cash flow provides investors a more meaningful comparison to historical financial results.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2014	2013	2014	2013

GAAP Net Income	$547.0	$93.3	$607.3	$237.2
Growth Rate %	486.3%		156.0%

Non-GAAP adjustments: (A)

THV sales return reserve and related costs	6.1	—	21.7	—
Intellectual property litigation (income) expense, net	(747.4)	5.5	(741.9)	(72.6)
Special charges	50.0	—	57.5	—

Provision for income taxes
Tax effect on reconciling items (B)	244.5	(2.1)	237.7	27.2
Remeasurement of uncertain tax position reserve (A)	(6.2)	—	(6.2)	—
Federal research and development tax credit (A)	—	—	—	(8.4)

Non-GAAP Net Income	$94.0	$96.7	$176.1	$183.4
Growth Rate %	(2.8)%		(4.0)%

RECONCILIATION OF GAAP TO NON-GAAP DILUTED EARNINGS PER SHARE

GAAP Diluted Earnings Per Share	$5.09	$0.81	$5.63	$2.05
Growth Rate %	528.4%		174.6%

Non-GAAP adjustments: (A), (C)

THV sales return reserve and related costs	0.03	—	0.14	—
Intellectual property litigation (income) expense, net	(4.51)	0.03	(4.47)	(0.39)
Special charges	0.33	—	0.39	—

Provision for income taxes
Remeasurement of uncertain tax position reserve	(0.06)	—	(0.06)	—
Federal research and development tax credit	—	—	—	(0.07)

Non-GAAP Diluted Earnings Per Share	$0.88	$0.84	$1.63	$1.59
Growth Rate %	4.8%		2.5%

Note: Numbers may not calculate due to rounding.

(A)  See description of “Transcatheter Heart Valve (“THV”) Sales Return Reserve and Related Costs,” “Intellectual Property Litigation (Income) Expense, net,” “Special Charges,” and “Provision for Income Taxes” on the Non-GAAP Financial Information page.

(B)  The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

(C)  All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

RECONCILIATION OF GAAP OPERATING CASH FLOW TO NON-GAAP FREE CASH FLOW

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2014	2013	2014	2013

Net cash provided by operating activities	$778.0	$128.1	$916.9	$229.2

Medtronic litigation settlement, net of taxes paid	(738.6)	—	(738.6)	—
Capital expenditures	(16.0)	(29.5)	(30.3)	(66.3)
Charitable foundation contribution	50.0	—	50.0	—
Medtronic litigation award	—	—	—	(57.3)

Non-GAAP Free Cash Flow	$73.4	$98.6	$198.0	$105.6

Note: Numbers may not calculate due to rounding.

(A)  See description of “Free Cash Flow” on the Non-GAAP Financial Information page.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Tax Rate

RECONCILIATION OF GAAP TO NON-GAAP TAX RATE

	Three Months Ended	Six Months Ended
	June 30, 2014	June 30, 2014

GAAP Tax Rate	32.7%	31.8%

Non-GAAP adjustments: (A)

Intellectual property litigation (income) expense, net	(10.0) pts	(9.3) pts
Special charges	(0.1) pts	(0.2) pts
Remeasurement of uncertain tax position reserve	0.3 pts	0.4 pts

Non-GAAP Tax Rate	22.9%	22.7%

(A)   See description of “Intellectual Property Litigation (Income) Expense, net,” “Special Charges,” and “Provision for Income Taxes” on the Non-GAAP Financial Information page.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Segments and Product Group

($ in millions)

					2014 Adjusted		2013 Adjusted
Sales by Product Group (QTD)	2Q 2014	2Q 2013	Change	GAAP Growth Rate*	Sales Return Reserve	2Q 2014 Underlying Sales	FX Impact	2Q 2013 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valves	$219.7	$182.1	$37.6	20.6%	$2.0	$221.7	$4.4	$186.5	18.8%
Surgical Heart Valve Therapy	214.0	204.3	9.7	4.8%	—	214.0	0.9	205.2	4.3%
Critical Care	141.4	130.8	10.6	8.1%	—	141.4	(0.5)	130.3	8.5%
Total Sales	$575.1	$517.2	$57.9	11.2%	$2.0	$577.1	$4.8	$522.0	10.5%

					2014 Adjusted		2013 Adjusted
Sales by Product Group (YTD)	YTD 2Q 2014	YTD 2Q 2013	Change	GAAP Growth Rate*	Sales Return Reserve	YTD 2Q 2014 Underlying Sales	FX Impact	YTD 2Q 2013 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valves	$408.9	$351.8	$57.1	16.2%	$8.1	$417.0	$6.0	$357.8	16.5%
Surgical Heart Valve Therapy	416.6	402.4	14.2	3.6%	—	416.6	(2.9)	399.5	4.3%
Critical Care	272.0	259.7	12.3	4.7%	—	272.0	(4.5)	255.2	6.6%
Total Sales	$1,097.5	$1,013.9	$83.6	8.2%	$8.1	$1,105.6	$(1.4)	$1,012.5	9.2%

					2014 Adjusted		2013 Adjusted
Sales by Segments (QTD)	2Q 2014	2Q 2013	Change	GAAP Growth Rate*	Sales Return Reserve	2Q 2014 Underlying Sales	FX Impact	2Q 2013 Underlying Sales	Underlying Growth Rate *
United States	$242.0	$240.5	$1.5	0.6%	$5.9	$247.9	$—	$240.5	3.0%
Europe	193.8	155.3	38.5	24.8%	(3.9)	189.9	10.0	165.3	14.9%
Japan	66.7	59.3	7.4	12.4%	—	66.7	(2.2)	57.1	16.8%
Rest of World	72.6	62.1	10.5	17.0%	—	72.6	(3.0)	59.1	22.8%
International	333.1	276.7	56.4	20.4%	(3.9)	329.2	4.8	281.5	16.9%
Total	$575.1	$517.2	$57.9	11.2%	$2.0	$577.1	$4.8	$522.0	10.5%

					2014 Adjusted		2013 Adjusted
Sales by Segments (YTD)	YTD 2Q 2014	YTD 2Q 2013	Change	GAAP Growth Rate*	Sales Return Reserve	YTD 2Q 2014 Underlying Sales	FX Impact	YTD 2Q 2013 Underlying Sales	Underlying Growth Rate *
United States	$464.4	$468.4	$(4.0)	(0.9)%	$13.0	$477.4	$—	$468.4	1.9%
Europe	374.1	309.8	64.3	20.8%	(4.9)	369.2	15.0	324.8	13.7%
Japan	125.4	119.3	6.1	5.1%	—	125.4	(9.6)	109.7	14.3%
Rest of World	133.6	116.4	17.2	14.8%	—	133.6	(6.8)	109.6	21.9%
International	633.1	545.5	87.6	16.1%	(4.9)	628.2	(1.4)	544.1	15.4%
Total	$1,097.5	$1,013.9	$83.6	8.2%	$8.1	$1,105.6	$(1.4)	$1,012.5	9.2%

* Numbers may not calculate due to rounding.